As filed with the Securities and Exchange Commission on February 13, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IMPERIAL SUGAR COMPANY

(Exact name of registrant as specified in its charter)

Texas	74-0704500
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Imperial Square 8016 Highway 90-A, P.O. Box 9 Sugar Land, Texas	77487-0009
(Address of Principal Executive Offices)	(Zip Code)

IMPERIAL SUGAR COMPANY LONG TERM INCENTIVE PLAN

(Full title of the plan)

Louis T. Bolognini

Senior Vice President and General Counsel

Imperial Sugar Company

One Imperial Square

8016 Highway 90-A, P.O. Box 9

Sugar Land, Texas 77487-0009

(Name and address of agent for service)

(281) 491-9181

(Telephone number, including area code, of agent for service)

copy to:

Timothy S. Taylor

Baker Botts L.L.P.

910 Louisiana

Houston, TX 77002-4995

(713) 229-1234

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, without par value (1)	500,000	$3.41	$1,705,000	$195.39

(1)	Each share of common stock includes an associated preferred stock purchase right. No separate consideration is payable for the preferred stock purchase rights. The registration fee for these securities is included in the fee for the common stock.
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminate number of additional shares of common stock as may become issuable under the plan as a result of the antidilution provisions thereof.
(3)	Estimated pursuant to Rules 457(c) and (h) under the Securities Act and based upon the average of the high and low sales prices of Imperial Sugar Company common stock reported on the NASDAQ Stock Market LLC on February 8, 2012 ($3.41).

PART I

REGISTRATION OF ADDITIONAL SECURITIES

In January 2003, Imperial Sugar Company, a Texas corporation (“Imperial”), filed a Registration Statement on Form S-8 (File No. 333-102876) with the Securities and Exchange Commission (the “Commission”) with respect to an aggregate of 1,234,568 shares of Imperial common stock, without par value (“Common Stock”), issuable in accordance with the terms of the Imperial Sugar Company Long Term Incentive Plan (as amended and restated to date, the “Plan”), which the shareholders of Imperial amended effective February 28, 2003 to increase the number of shares of Common Stock subject to the Plan by 450,000 shares. Imperial registered the additional 450,000 shares on a Registration Statement on Form S-8 (File No. 333-105160) filed with the Commission on May 12, 2003. At the annual meeting of shareholders of Imperial held on February 1, 2005, the shareholders of Imperial amended the Plan to increase the number of shares of Common Stock subject to the Plan by 600,000 shares. Imperial registered the additional 600,000 shares on a Registration Statement on Form S-8 (File No. 333-131930) filed with the Commission on February 17, 2006. On December 9, 2010, Imperial’s Board of Directors approved an amendment and restatement of the Plan that, among other things, (i) would increase the number of shares of Common Stock subject to the Plan by 500,000 shares, (ii) would limit the term of stock options and stock appreciation rights awarded under the Plan, (iii) would update the potential business criteria applicable to performance awards under the Plan, (iv) would limit the number of shares of Common Stock that may be granted to any employee following the effective date of the amendment and restatement to 400,000 shares per calendar year and would limit the amount of cash awards to no more than $4,000,000 per calendar year, (v) would eliminate the award limitations applicable to non-employee directors, (vi) would clarify that awards under the Plan are subject to Imperial policies, including its recoupment or clawback policies, (vii) would limit the term of the Plan to ten years from the date of shareholder approval, and (viii) would make other changes relating to the administration of the Plan, subject to approval by the shareholders of Imperial. At the annual meeting of shareholders of Imperial held on February 18, 2011, the shareholders of Imperial approved the amendment and restatement of the Plan. Accordingly, this Registration Statement is being filed pursuant to General Instruction E of Form S-8 under the Securities Act of 1933, as amended, to register the 500,000 additional shares of Common Stock. The contents of Registration Statements Nos. 333-102876, 333-105160 and 333-131930 are incorporated herein by this reference, and all required opinions and consents are filed as exhibits to this Registration Statement.

PART II

Item 8. Exhibits.

The following documents are filed as a part of this Registration Statement or incorporated by reference herein:

Exhibit No.		Description

4.1	—	Amended and Restated Articles of Incorporation of Imperial (incorporated by reference to Exhibit 3.1 of Imperial’s Current Report on Form 8-K dated September 12, 2001, File No. 001-10307).

4.2	—	Articles of Amendment dated February 28, 2002, to the Amended and Restated Articles of Incorporation of Imperial (incorporated by reference to Exhibit 3(a)(2) of Imperial’s Annual Report on Form 10-K for the year ended September 30, 2002, File No. 001-10307).

4.3	—	Amended and Restated Bylaws of Imperial (incorporated by reference to Exhibit 3.2 of Imperial’s Current Report on Form 8-K dated September 12, 2001, File No. 001-10307).

4.4	—	Rights Agreement dated as of December 31, 2002 between Imperial and The Bank of New York, as Rights Agent, which includes as Exhibit A the form of Statement of Resolution Establishing Series of Shares designated Series A Junior Participating Preferred Stock, as Exhibit B the form of Rights Certificate and as Exhibit C the summary of Rights to purchase units representing one-hundredth of a share of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 4(a) of Imperial’s Annual Report on Form 10-K for the year ended September 30, 2002, File No. 001-10307).

4.5	—	Amendment, dated October 10, 2008, to Rights Agreement between Imperial and The Bank of New York, as Rights Agent (incorporated by reference to Exhibit 4.1 of Imperial’s Current Report on Form 8-K dated October 10, 2008, File No. 000-16674).

4.6	—	Imperial Sugar Company Long Term Incentive Plan as amended and restated effective December 9, 2010 (incorporated by reference to Exhibit 10.1 of Imperial’s Current Report on Form 8-K dated February 18, 2011, File No. 000-16674).

*5.1	—	Opinion of Baker Botts L.L.P.

*23.1	—	Consent of Deloitte & Touche LLP.

*23.2	—	Consent of Ernst & Young LLP.

*23.3	—	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

*24.1	—	Powers of Attorney (included on the signature pages hereto).

*	Filed Herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February 13, 2012.

IMPERIAL SUGAR COMPANY

By	/s/ John Sheptor
John Sheptor
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John Sheptor, President and Chief Executive Officer of Imperial, H. P. Mechler, Senior Vice President and Chief Financial Officer of Imperial, and Louis T. Bolognini, Senior Vice President and General Counsel of Imperial, and each of them, severally, as his or her true and lawful attorney or attorneys-in-fact and agent or agents, each of whom shall be authorized to act with or without the other, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in his capacity as a director or officer or both, as the case may be, of Imperial, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and all documents or instruments necessary or appropriate to enable Imperial to comply with the Securities Act of 1933 as amended, and to file the same with the Commission, with full power and authority to each of said attorneys-in-fact and agents to do and perform in the name and on behalf of each such director or officer, or both, as the case may be, each and every act whatsoever that is necessary, appropriate or advisable in connection with any or all of the above-described matters and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on February 13, 2012.

Signature	Title

/s/ John Sheptor	Director, President and Chief Executive Officer (Principal Executive Officer)
John Sheptor

/s/ H.P. Mechler	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
H.P. Mechler

/s/ James J. Gaffney	Chairman of the Board of Directors
James J. Gaffney

/s/ Gaylord O. Coan	Director
Gaylord O. Coan

/s/ Ronald C. Kesselman	Director
Ronald C. Kesselman

/s/ David C. Moran	Director
David C. Moran

/s/ John E. Stokely	Director
John E. Stokely

/s/ John K. Sweeney	Director
John K. Sweeney

EXHIBIT INDEX

Exhibit No.		Description

4.1	—	Amended and Restated Articles of Incorporation of Imperial (incorporated by reference to Exhibit 3.1 of Imperial’s Current Report on Form 8-K dated September 12, 2001, File No. 001-10307).

4.2	—	Articles of Amendment dated February 28, 2002, to the Amended and Restated Articles of Incorporation of Imperial (incorporated by reference to Exhibit 3(a)(2) of Imperial’s Annual Report on Form 10-K for the year ended September 30, 2002, File No. 001-10307).

4.3	—	Amended and Restated Bylaws of Imperial (incorporated by reference to Exhibit 3.2 of Imperial’s Current Report on Form 8-K dated September 12, 2001, File No. 001-10307).

4.4	—	Rights Agreement dated as of December 31, 2002 between Imperial and The Bank of New York, as Rights Agent, which includes as Exhibit A the form of Statement of Resolution Establishing Series of Shares designated Series A Junior Participating Preferred Stock, as Exhibit B the form of Rights Certificate and as Exhibit C the summary of Rights to purchase units representing one-hundredth of a share of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 4(a) of Imperial’s Annual Report on Form 10-K for the year ended September 30, 2002, File No. 001-10307).

4.5	—	Amendment, dated October 10, 2008, to Rights Agreement between Imperial and The Bank of New York, as Rights Agent (incorporated by reference to Exhibit 4.1 of Imperial’s Current Report on Form 8-K dated October 10, 2008, File No. 000-16674).

4.6	—	Imperial Sugar Company Long Term Incentive Plan as amended and restated effective December 9, 2010 (incorporated by reference to Exhibit 10.1 of Imperial’s Current Report on Form 8-K dated February 18, 2011, File No. 000-16674).

*5.1	—	Opinion of Baker Botts L.L.P.

*23.1	—	Consent of Deloitte & Touche LLP.

*23.2	—	Consent of Ernst & Young LLP.

*23.3	—	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

*24.1	—	Powers of Attorney (included on the signature pages hereto).

*	Filed Herewith